Exhibit 99.1

FIRST US BANCSHARES, INC. ELECTS NEW DIRECTOR

BIRMINGHAM, AL (July 24, 2024) – First US Bancshares, Inc. (the “Company”) (Nasdaq: FUSB) announced today that the Company’s Board of Directors has elected Robert C. Field as a director of the Company and its subsidiary, First US Bank (the “Bank”), effective immediately. Mr. Field will serve on the Audit Committee of the Board of Directors of the Company and the Asset/Liability Committee of the Board of Directors of the Bank.

Mr. Field graduated Magna Cum Laude from the University of Alabama and holds a Bachelor of Science Degree in Commerce and Business Administration.

Mr. Field is a partner, with more than 35 years of experience, with the Welden-Field group of companies which specializes in real estate development, mortgage banking, property management, alternative investments, and formerly banking (now sold). Mr. Field’s current direct work focus includes multifamily investment, mortgage banking, alternative assets, and administration. Welden-Field’s home offices are in Birmingham, Alabama, and most operations are in the southeastern United States. The primary focus is real estate; however, Welden-Field Companies, through Birmingham BAM (Business as Missions), have made investments in Eastern Europe, Central Asia, and certain parts of Africa.

Mr. Field currently serves as Chairman of The General Retirement System for Employees of Jefferson County and is also on the advisory board of Boyd Watterson, which specializes in mission critical properties leased to various agencies.

Previously, Mr. Field was involved with the development of Low Income Housing Tax Credits; the operation, asset sale and delivery of assets of Highland Mortgage Company (FHA multifamily) to a division of GMAC (General Motors Acceptance Corporation); the operation and sale of Corinthian Mortgage Corporation/South Bank FSB; as well as the formation of Commonwealth Savingshares Corporation (holding company).

Earlier in his career, Mr. Field was employed in the Washington, D.C. office of Arthur Andersen & Company as a Certified Public Accountant specializing in early-stage growth companies and defense contractors.

Mr. Field also served as the Chairman of the Eye Sight Foundation of Alabama as well as the Finance Chair of the Alabama Eye Bank. He serves on the Board of Directors of Red Wolf Lodge, is a member of OLS Catholic Church, and is actively involved with his family.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

James F. House

205-582-1200